AMENDMENT NO. 3

THIS AMENDMENT NO. 3 to the "Exclusive Patent and Know-How License Agreement, including Transfer of Ownership," dated January 15, 2009 ("LICENSE"), is made by and between the Energy & Environmental Research Center Foundation ("LICENSOR"), a nonprofit entity, organized under the laws of the state of North Dakota, having its principal place of business at 15 North 23rd Street, Stop 9017, Grand Forks, North Dakota, 58202-9017, and RLP Energy, Inc., a corporation incorporated under the laws of the state of North Dakota ("COMPANY"), having its principal place of business at 15 North 23rd Street, Stop 9057, Grand Forks, North Dakota, 58202-9057.

WHEREAS, COMPANY is unable to pay the first License Maintenance Fee of one hundred thousand dollars (US$100,000) due on January 1, 2010, to LICENSOR in accordance with Sections 5.1 and 5.2 of the LICENSE;

WHEREAS, LICENSOR desires to have the INTELLECTUAL PROPERTY developed and commercialized and is willing to extend the due date of the first License Maintenance Fee for six (6) months in consideration of COMPANY's additional extension fees in accordance with amended Sections 5.1, 5.2, and 5.8 below;

NOW, THEREFORE, LICENSOR and COMPANY hereby agree to amend the LICENSE as follows:

5.1 License Issue Fee. COMPANY shall pay LICENSOR one hundred thousand dollars (US$100,000) within the period of one (1) year ***and five (5) months*** from the EFFECTIVE DATE. The first payment of fifty thousand dollars (US$50,000) shall commence no later than on execution of the first sales agreements for the LICENSED PRODUCTS. The second payment of fifty thousand dollars (US$50,000) shall commence no later than on execution of the second sales agreement for the LICENSED PRODUCTS. These payments are nonrefundable.

5.2 License Maintenance Fees. COMPANY shall pay to LICENSOR the following license maintenance fees on the dates set forth below:

~~January~~***June*** 1, 2010	US$100,000

January 1, 2011	US$150,000
and each January 1 of every year thereafter	US$200,000

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on sales earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

5.8 <u>Extension Fees</u>. In consideration of LICENSOR's five (5)-month extension of the License Maintenance Fees originally due in Sections 5.1 and 5.2, COMPANY hereby agrees to pay LICENSOR a nonrefundable extension fee of fifty thousand dollars (US$50,000) on June 1, 2010. If COMPANY fails to pay this nonrefundable extension fee, then LICENSOR may terminate this Agreement immediately upon written notice to COMPANY. If COMPANY pays LICENSOR either the Consideration for ASSIGNMENT under Section 5.6 or the License Issue Fee under Section 5.1 and the initial License Maintenance Fee under Section 5.2 prior to June 1, 2010, then the Extension Fee in this Section will be reduced by ten thousand dollars (US$10,000) for each full month paid earlier (for example, if COMPANY pays LICENSOR the Consideration for ASSIGNMENT under Section 5.6 on March 1, 2010, then COMPANY shall owe LICENSOR thirty thousand dollars [US$30,000]).

AMENDMENT NO. 3 APPROVED BY:

RLP Energy, Inc.	Energy & Environmental Research Center Foundation
Rick Mac Pherson, President	Thomas Bechtel, President
Dec. 21 /2009	12 /22 /2009
Date	Date